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                                                                   Exhibit 23.5

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-30202) and the related Prospectus of Information Holdings Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 5, 1999, except for Note 1 which is dated August 12, 1999, with respect to the financial statements of Master Data Center, Inc. as of December 31, 1998 and for the periods of January 1, 1998 through November 27, 1998 and November 28, 1998 through December 31, 1998 included in Information Holdings Inc. Current Report on Form 8-K/A dated October 26, 1999 filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP


Detroit, Michigan
March 10, 2000